Exhibit 15.1

To the Board of Trustees and Shareholders of
U-Store-It Trust
Cleveland, Ohio 44130

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Acquiport/Amsdell for the periods ended June 30, 2004 and 2003, as indicated in our report dated August 31, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, appearing in the Registration Statement of U-Store-It Trust on Form S-11 (No. 333-117848) and the related prospectus, is incorporated by reference in this Registration Statement of U-Store-It Trust on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
October 26, 2004